Exhibit 99.1

Consent of Director Nominee

Fly-E Group, Inc. is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of the common stock of Fly-E Group, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as a person about to become a director of Fly-E Group, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 30, 2024

/s/ Bin Wang
Name:	Bin Wang